Exhibit 99.1
Esperion Reports Fourth Quarter and Full Year 2025 Financial Results and Provides Business Update

– FY25 Total Revenue Grew 21% Y/Y to $403.1 Million; FY25 U.S. Net Product Revenue Grew 38% Y/Y to $159.6 Million –

– Q4 2025 U.S. Net Product Revenue Grew ~38% Y/Y to $43.7 Million; Q4 2025 Total Revenue Grew 144% Y/Y to $168.4 Million –

– Q4 Retail Prescription Equivalents Grew 34% Y/Y and 11.3% Q/Q –

– Agreement to Acquire Corstasis Therapeutics to Accelerate Growth and Expand Cardiovascular Franchise with Enbumyst™ (bumetanide nasal spray) –

– Conference Call and Webcast Today at 8:00 a.m. ET –

ANN ARBOR, Mich., March 10, 2026— Esperion (NASDAQ: ESPR) today reported financial results for the fourth quarter and full year ended December 31, 2025, and highlighted continued commercial momentum for its bempedoic acid franchise, strong full-year revenue growth, and progress advancing its long-term strategic vision.

“2025 was a defining year for Esperion. We delivered strong growth in our U.S. cardiovascular franchise, broadened access and adoption among statin intolerant or statin-resistant patients and strengthened the durability of our business with important intellectual property and market access advances,” said Sheldon Koenig, Chief Executive Officer of Esperion. “Importantly, we used this momentum to chart our next chapter with Vision 2040 - a bold plan to build a multiproduct, innovation driven company with continued leadership in cardiometabolic disease and targeted expansion into rare hepatic and renal conditions. Our recently announced agreement to acquire Corstasis Therapeutics represents a compelling and strategically aligned opportunity that accelerates Esperion’s momentum and advances our long-term Vision 2040.”

“Looking ahead, we’re investing against clear catalysts: deeper U.S. market penetration supported by robust payer coverage, advancement of our oral triple combination program designed to rival products on the market or in development and continued geographic expansion with our global partners. We are entering 2026 with confidence, discipline, and a long-term mindset focused on creating lasting value for patients, providers, and shareholders.”

Fourth Quarter 2025 Key Accomplishments and Recent Highlights

Advancing the U.S. Commercial Strategy

Most recently, the Company expanded its commercial opportunity with an agreement to acquire Corstasis Therapeutics, a biopharmaceutical company commercializing Enbumyst™ (bumetanide nasal spray), the first and only nasal spray diuretic approved by the U.S. Food and Drug Administration (FDA) as a treatment for adults with edema associated with congestive heart failure (CHF), hepatic disease, and renal disease in adults. The proposed acquisition is aligned with Esperion’s Vision 2040 and is a compelling strategic fit with the Company’s established cardiometabolic commercial infrastructure and pipeline.

With an estimated 6.7 million American adults living with CHF and edema as one of the most common and defining clinical features of the disease, Enbumyst addresses a large and growing population that targets a U.S. market opportunity exceeding $4 billion. Learn more about the acquisition and Enbumyst here.

Esperion’s U.S. cardiovascular commercial business continued to demonstrate strong momentum in 2025, with meaningful gains in prescription growth, market access, and brand adoption across its bempedoic acid franchise.

•Grew Q4 U.S. net product sales by approximately 38% Y/Y to $43.7 million and full year 2025 U.S. net product sales 38% to $159.6 million.
•Q4 retail prescription equivalents showed 34% Y/Y and 11.3% sequential Q/Q growth.
•Reached settlement agreements with five key ANDA filers, most recently with Alkem Laboratories Ltd. These settlements, including one with Dr. Reddy’s Laboratories, restrict generic entry by these parties until April 2040 and leave no remaining challenges regarding the validity or infringement of U.S Patent No. 7,335,799 in the pending patent litigation. Certain Esperion patents that remain subject to the pending patent litigation are scheduled to expire in March 2036, while others are scheduled to expire in June 2040.
•Significantly strengthened access and reimbursement support for NEXLETOL and NEXLIZET, now exceeding 90% of commercial lives and 90% of Medicare beneficiaries covered, with all national commercial and Medicare payers covering all indications.
•Enabled the expansion of unique healthcare providers prescribing NEXLETOL and NEXLIZET from 36,311 to 44,991, a 24% increase in 2025 with strengthened reimbursement and award-winning marketing and educational initiatives.
•To leverage the strengthened reimbursement, progress in our patent protection, and anticipated U.S. guideline inclusion, the Company plans to expand its U.S. commercial efforts through enhanced sales and marketing investments.
•Expanded partnerships with regulatory experts and others in the field to advance development of the Company’s two triple combination products. The published literature suggests that the triple combination products can lower LDL-C in up to 70%. This level of efficacy has the potential to rival existing injectable and emerging oral therapies, offering a valuable oral option for both patients and physicians. The Company expects to complete the clinical requirements and commercialize triple combinations in 2027.

Global Expansion

Esperion’s global expansion strategy accelerated in 2025, with strong performance from international partners and meaningful progress in regulatory approvals, reimbursement, and market launches across key regions.

•Daiichi Sankyo Europe, Esperion’s strategic partner across Europe, delivered double digit annual growth across key EU markets, and expanded availability of bempedoic acid therapies across 30 countries in the European Union, with more than 700,000 patients treated to date.
◦Royalty revenue was $14.6 million, an increase of 51% from Q4 2024 and a decrease of 11% sequentially.
◦Bempedoic acid was included as a Class I, Level A recommendation in the 2025 ESC/EAS guidelines.
◦Secured regulatory and reimbursement approval for NILEMDO in France, one of the largest markets in Europe.

◦Announced the development of oral triple combination lipid-lowering tablets, with SANTORINI simulations showing improved LDL-C goal attainment aligned with the 2025 ESC/EAS guidelines.
•Otsuka Pharmaceutical Co., Ltd., Esperion’s strategic partner in Japan, received regulatory approval and favorable National Health Insurance price listing, which resulted in a $90 million total payment to Esperion.
◦Successful commercial launch in late 2025 sets the stage for meaningful growth in 2026.
◦Japan is the third largest global market for cardiovascular prevention, representing significant long-term growth opportunity for NEXLETOL.
•HLS Therapeutics, Esperion’s strategic partner in Canada, announced NILEMDO™ (bempedoic acid) is now available in Canada for the reduction of LDL-cholesterol in patients at risk of cardiovascular disease, with approval for NEXLIZET expected in 2026.
•Esperion continues to expect its partner in Israel, Neopharm Israel, to receive regulatory approval to market NEXLETOL and NEXLIZET in the first half of 2026.
•CSL Seqirus, the Company’s partner in Australia and New Zealand, filed a marketing application in Australia for NEXLETOL and NEXLIZET in July 2025, and expects market approval in Q4 2026.

R&D Pipeline

Esperion plans to advance its promising ACLY-focused pipeline, leveraging its established leadership in ACLY biology to pursue new therapeutic opportunities and develop next-generation inhibitors designed to address multiple life-threatening diseases. ACLY is a critical metabolic enzyme positioned at the intersection of nutrient catabolism and cholesterol and fatty acid biosynthesis, making it an attractive target for broad therapeutic intervention.

•Nominated ESP-2001, a highly specific allosteric ATP-citrate lyase inhibitor, as preclinical development candidate for the treatment of primary sclerosing cholangitis (PSC).
•Initiated Investigational New Drug-enabling studies for ESP-2001, with the goal of submitting an IND to the U.S. Food and Drug Administration (FDA) to begin first-in-human clinical studies in 2026.
•With an estimated prevalence of approximately 76,000 diagnosed PSC patients across the U.S. and Europe, and with no approved treatment options, ESP-2001 – a wholly owned asset for which Esperion retains exclusive global development and commercialization rights – represents a potential blockbuster market opportunity of more than $1 billion annually.
•ESP-2001 has potential eligibility for Orphan Drug and Fast Track designations from the U.S. FDA, as well as PRIME designation from the European Medicines Agency.

Publications and Presentations

Esperion continued to advance its scientific leadership in 2025, building on the robust clinical evidence supporting its bempedoic acid products through peer reviewed publications and data presentations designed to reach and educate the healthcare providers who treat patients with cardiometabolic disease.

Presentations

•“Bempedoic Acid and Venous Thromboembolism Risk Among Statin-Intolerant Patients: A post-hoc analysis of the CLEAR Outcomes trial” presented at the 2025 American Heart Association (AHA) Annual Scientific Sessions
◦This post-hoc analysis demonstrated bempedoic acid reduced risk of venous thromboembolism diseases (e.g., pulmonary embolism, deep vein thrombosis) by 42%.
•Bempedoic acid monotherapy, LDL cholesterol and cardiovascular events: a secondary analysis of the CLEAR Outcomes trial” presented at the 2025 AHA Annual Scientific Sessions
◦This post-hoc analysis demonstrated similar robust reductions in LDL-C, hsCRP, and MACE-4 as the overall trial population for the 60% of patients receiving bempedoic acid without other lipid-lowering therapies.
•“Pharmacokinetics of Bempedoic Acid in Healthy Subjects With Normal Renal Function and Subjects With End-stage Renal Disease Receiving Hemodialysis” presented at the Americal College of Clinical Pharmacy Annual Meeting
◦A comparable pharmacokinetic, profile for bempedoic acid was observed in patients with end stage renal disease on hemodialysis compared to matched healthy volunteers supporting no dose adjustments are needed for any level of renal dysfunction, including patients receiving hemodialysis.

Publications

•“Association of Uric Acid-Lowering Therapies on Gout Frequency with Bempedoic Acid: Clinical Insights from CLEAR Outcomes” published in JACC: Advances
◦Post-hoc analysis demonstrated similar cardiovascular benefits of bempedoic acid in patients with and without prior gout. Incidence of gout with bempedoic acid was comparable to placebo in patients with no history of gout and a normal baseline uric acid level.
•“Lack of impact of adjunctive lipid-modifying therapy in the CLEAR Outcomes trial” published in Journal of Clinical Lipidology
◦This prespecified analysis demonstrated background lipid-modifying therapy started or intensified after randomization did not impact the overall study results as the majority of patients started these medications after experiencing a first MACE-4 event.

Fourth Quarter and Full Year 2025 Financial Results

Revenue

•Total revenue for the three months and full year ended December 31, 2025 was $168.4 million and $403.1 million, respectively, compared to $69.1 million and $332.3 million for the comparable periods in 2024, an increase of 144% and an increase of 21%, respectively.
•U.S. net product revenue for the three months and full year ended December 31, 2025 was $43.7 million and $159.6 million, respectively, compared to $31.6 million and $115.7 million, for the comparable periods in 2024, an increase of approximately 38% in both periods.
•Collaboration revenue was $124.7 million and $243.6 million for the three months and full year ended December 31, 2025, respectively, compared to $37.6 million and $216.6 million for the comparable periods in 2024, an increase of 232% and an increase of 12%, respectively.
◦The increase in the three months ended December 31, 2025, was driven by the one-time payment of $90 million received from Otsuka related to regulatory approval and favorable NHI Price listing, increases in royalty sales within our partner territories and product sales to our collaboration partners from our supply agreements. The increase in the full year ended December 31, 2025, was driven by the Otsuka payment, increases in royalty sales within our partner territories and product sales to our collaboration partners from our supply agreements, partially offset by the settlement agreement milestone with DSE received in 2024.

R&D Expenses

•Research and development expenses for the three months and full year ended December 31, 2025 were $13.9 million and $47.9 million, respectively, compared to $11.0 million and $46.2 million for the comparable periods in 2024, an increase of approximately 26% and approximately 4%, respectively.
◦The increase in research and development expenses was primarily attributable to increased costs for ongoing clinical studies related to our pediatric program.

Selling, General and Administrative (SG&A) Expenses

•Selling, general and administrative expenses for the three months and full year ended December 31, 2025, were $41.4 million and $165.8 million, respectively, compared to $36.9 million and $163.1 million for the comparable periods in 2024, an increase of 12% and 2%, respectively.
◦The increase in selling, general, and administrative expenses was primarily related to increased legal costs associated with the ANDA litigation.

Net Income (Loss)

•For the three months ended December 31, 2025, the Company had net income of $61.8 million and for the full year ended December 31, 2025, the Company had a net loss of $22.7 million. The Company had net losses of $21.3 million and $51.7 million for the three months and full year ended December 31, 2024, respectively.

Net Income (Loss) Per Share

•Basic and diluted net income per share for the three months ended December 31, 2025 was $0.26 and $0.22, respectively. Basic and diluted net loss per share for the full year ended December 31, 2025 was $0.11. Basic and diluted losses per share for the three months and full year ended December 31, 2024, were $0.11 and $0.28, respectively.

Cash and Cash Equivalents

•As of December 31, 2025, cash and cash equivalents totaled $167.9 million compared to $144.8 million as of December 31, 2024. The Company ended the quarter with approximately 245.2 million shares of common stock outstanding, excluding 2.0 million treasury shares.

2026 Financial Outlook

The Company expects full year 2026 operating expenses to be in the range of $225 million to $255 million, including approximately $15 million in non-cash expenses related to stock compensation.

Conference Call and Webcast Information
Esperion will host a conference call and webcast today at 8:00 a.m. ET to discuss the financial results and business progress.

A live audio webcast can be accessed on the investor relations section of the Esperion website. The webcast replay will be available approximately two hours after completion of the call and will be archived on the Company's website for approximately 90 days.

INDICATION
NEXLIZET and NEXLETOL are indicated:

•bempedoic acid, a component of NEXLIZET and NEXLETOL, is indicated to reduce the risk of major adverse cardiovascular events (cardiovascular death, myocardial infarction, stroke, or coronary revascularization) in adults at increased risk for these events who are unable to take recommended statin therapy (including those not taking a statin).

•as an adjunct to diet and exercise:
◦NEXLIZET is indicated to reduce LDL-C in adults with hypercholesterolemia, including HeFH.
◦NEXLETOL is indicated, in combination with other LDL-C lowering therapies or alone when concomitant LDL-C lowering therapy is not possible, to reduce LDL-C in adults with hypercholesterolemia, including HeFH.

IMPORTANT SAFETY INFORMATION
•NEXLIZET and NEXLETOL are contraindicated in patients with a prior hypersensitivity to bempedoic acid or ezetimibe or any of the excipients. Serious hypersensitivity reactions including anaphylaxis, angioedema, rash, and urticaria have been reported.

•Hyperuricemia: Bempedoic acid, a component of NEXLIZET and NEXLETOL, may increase blood uric acid levels, which may lead to gout. Monitor as clinically indicated and initiate treatment with urate-lowering drugs as appropriate.

•Tendon Rupture: Bempedoic acid is associated with an increased risk of tendon rupture or injury. Tendon rupture occurred in 0.5% of patients treated with bempedoic acid in primary hypercholesterolemia trials, versus 0% on placebo. In the cardiovascular outcomes trial, the rates were 1.2% for bempedoic acid and 0.9% for placebo. Discontinue NEXLIZET or NEXLETOL at the first sign of tendon rupture. Consider alternative therapy in patients who have a history of tendon disorders or tendon rupture.

•The most common adverse reactions in the primary hypercholesterolemia trials of bempedoic acid in ≥2% of patients and greater than placebo were upper respiratory tract infection, muscle spasms, hyperuricemia, back pain, abdominal pain or discomfort, bronchitis, pain in extremity, anemia, and elevated liver enzymes.

•Adverse reactions reported in ≥2% of patients treated with ezetimibe (a component of NEXLIZET) and at an incidence greater than placebo in clinical trials were upper respiratory tract infection, diarrhea, arthralgia, sinusitis, pain in extremity, fatigue, and influenza.

•The most common adverse reactions (incidence ≥3% and greater than placebo) observed with NEXLIZET but not observed in clinical trials of bempedoic acid or ezetimibe, were urinary tract infection, nasopharyngitis, and constipation.

•The most common adverse reactions in the cardiovascular outcomes trial for bempedoic acid, at an incidence of ≥2% and 0.5% greater than placebo, were hyperuricemia, renal impairment, anemia, elevated liver enzymes, muscle spasms, gout, and cholelithiasis.

•Concomitant use of NEXLIZET or NEXLETOL with greater than 20 mg of simvastatin or 40 mg of pravastatin should be avoided due to the potential for increased risk of simvastatin- or pravastatin-related myopathy. Concomitant use with fibrates may increase triglycerides and decrease high-density lipoprotein cholesterol. Monitor and adjust therapies as recommended.

•Discontinue NEXLIZET or NEXLETOL when pregnancy is recognized unless the benefits of therapy outweigh the potential risks to the fetus. The benefits of breastfeeding should be considered along with the mother’s clinical need for NEXLIZET or NEXLETOL and any potential adverse effects on the breastfed infant from NEXLIZET or NEXLETOL or from the underlying maternal condition.

Report pregnancies to Esperion Therapeutics, Inc. Adverse Event reporting line at 1-833-377-7633.

About Esperion Therapeutics
Esperion Therapeutics, Inc. is a commercial-stage biopharmaceutical company dedicated to developing and delivering innovative cardiometabolic and rare/orphan disease therapies. The Company leverages deep domain expertise in ACLY biology to develop and commercialize transformative medicines for patients worldwide. Esperion currently markets two oral, once-daily, non-statin therapies for patients struggling to maintain their low-density lipoprotein cholesterol (LDL-C) levels and are at risk of cardiovascular disease.

With a broad U.S. commercial infrastructure and global approvals across more than 40 countries, Esperion is well positioned to serve as a partner-of-choice for global innovators seeking U.S. market access through acquisition, in-license, co-promotion and revenue share opportunities. In tandem, the Company is advancing its leadership in ACLY biology to build a diversified pipeline of novel product candidates, including treatments for Primary Sclerosing Cholangitis and renal diseases. For more information, visit esperion.com and follow Esperion on LinkedIn and X.

Forward-Looking Statements
This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws, including statements regarding marketing strategy and commercialization and business development plans, impact of acquisitions, current and planned operational expenses, expected profitability, future operations, commercial products, clinical development, including the timing, designs and plans for the CLEAR

Outcomes study and its results, plans for potential future product candidates, financial condition and outlook, including expected cash runway and profitability, and other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “suggest,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions. Any express or implied statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause Esperion’s actual results to differ significantly from those projected, including, without limitation, the net sales, profitability, and growth of Esperion’s commercial products, clinical activities and results, supply chain, commercial development and launch plans, business development, the outcomes and anticipated benefits of legal proceedings and settlements, and the risks detailed in Esperion’s filings with the Securities and Exchange Commission. Any forward-looking statements contained in this press release speak only as of the date hereof, and Esperion disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this press release, other than to the extent required by law.

Esperion Contact Information:
Investors & Media:
Tiffany Aldrich
corporateteam@esperion.com
(616) 443-8438

Esperion Therapeutics, Inc.

Balance Sheet Data
(In thousands)
(Unaudited)

	December 31, 2025	December 31, 2024
Cash and cash equivalents	$167,852	$144,761
Working capital	161,760	91,765
Total assets	465,886	343,821
Royalty sale liability	295,766	293,610
Convertible notes, net of issuance costs	97,260	151,320
Long-term debt	152,219	140,971
Common stock	245	196
Accumulated deficit	(1,623,711)	(1,601,029)
Total stockholders' deficit	(301,965)	(388,722)

Esperion Therapeutics, Inc.

Statement of Operations
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Revenues:
Product sales, net	$43,723	$31,561	$159,569	$115,725
Collaboration revenue	124,723	37,552	243,566	216,589
Total Revenues	168,446	69,113	403,135	332,314

Operating expenses:
Cost of goods sold	27,854	25,631	129,224	68,601
Research and development	13,926	10,977	47,852	46,238
Selling, general and administrative	41,433	36,925	165,786	163,073
Total operating expenses	83,213	73,533	342,862	277,912

Income (loss) from operations	85,233	(4,420)	60,273	54,402

Interest expense	(22,636)	(16,422)	(84,604)	(59,251)
Loss on extinguishment of debt	—	(1,683)	—	(54,918)
Other income, net	1,075	1,207	3,490	8,022
Income (loss) before income taxes	$63,672	$(21,318)	$(20,841)	$(51,745)

Provision for taxes on income	1,841	—	1,841	—
Net income (loss)	$61,831	$(21,318)	$(22,682)	$(51,745)

Net income (loss) per common share - basic	$0.26	$(0.11)	$(0.11)	$(0.28)
Net income (loss) per common share - diluted	$0.22	$(0.11)	$(0.11)	$(0.28)

Weighted-average shares outstanding - basic	236,682,684	195,566,916	207,865,080	187,181,856
Weighted-average shares outstanding - diluted	284,573,449	195,566,916	207,865,080	187,181,856